Exhibit 10.31

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
THIS AGREEMENT is made effective as of the 6th day of October, 2022, between ACNB BANK (“Bank”), a Pennsylvania state-chartered bank having a place of business at 16 Lincoln Square, Gettysburg, Pennsylvania, 17325, and Laurie A. Laub (“Executive”), an individual residing in Pennsylvania.
WITNESSETH:

WHEREAS, the Bank is a subsidiary of ACNB Corporation (“Corporation”);
    WHEREAS, on November 16, 2016, Executive entered into an employment agreement with the Bank (“2016 Employment Agreement”);

WHEREAS, the Bank desires to retain Executive to continue to serve in the capacity of the Executive Vice President/Chief Credit & Operations Officer of the Bank under the terms and conditions set forth herein;
WHEREAS, Executive desires to continue to serve the Bank in an executive capacity under the terms and conditions set forth herein; and
    WHEREAS, the parties would like to enter into an amended and restated employment agreement, at which time the 2016 Employment Agreement and any amendments thereto will be null and void and without further effect.

AGREEMENT:
NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
1.Employment. The Bank hereby employs Executive and Executive hereby accepts employment with the Bank, under the terms and conditions set forth in this Agreement.
2.Duties of Executive. Executive shall serve as the Executive Vice President/Chief Credit & Operations Officer of the Bank reporting only to the Board of Directors and the President of the Bank or his designee. Executive shall have such other duties and hold such other titles as may be given to her from time to time by the Board of Directors of the Bank.
3.Engagement in Other Employment. Executive shall devote all of her working time, ability and attention to the business of the Bank and/or its subsidiaries or affiliates during the term of this Agreement. The Executive shall notify the President of the Bank and the Board of Directors of the Bank in writing before the Executive engages in any other business or commercial duties or pursuits, including, but not limited to, directorships of other companies. Under no circumstances may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation, the Bank and/or any of their subsidiaries or affiliates, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation, the Bank and/or any of their subsidiaries or affiliates. Executive shall not be precluded, however, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve her professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in the Board’s reasonable opinion, not in conflict with or detrimental to the Executive’s rendition of services on behalf of the Corporation, the Bank and/or any of their subsidiaries or affiliates.
4.     Term of Agreement.
(a)    This Agreement shall be for a three (3) year period (the “Employment Period”) beginning on the date first written above, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end three (3) years later (the “Initial Term”). The Employment Period shall be extended automatically for one (1) additional year on the first annual anniversary date of the commencement of the Initial Term (October 6, 2022), and then on each anniversary date of this Agreement thereafter, unless the Bank or Executive gives contrary written notice to the other not less than one hundred eighty (180) days before any such anniversary date so that upon the anniversary date if notice had not been previously given as provided in this Section 4(a), the Employment Period shall be and continue for a three (3) year period thereafter. References in the Agreement to “Employment Period” shall refer to the Initial Term of this Agreement and any extensions to the Initial Term of this Agreement. It is the intention of the parties that this Agreement be “Evergreen” unless (i) either party gives written notice to the other party of her or its intention not to renew this Agreement as provided above or (ii) this Agreement is terminated pursuant to Section 4(b) hereof.
(b)    Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of the Bank to Executive. As used in this Agreement, “Cause” shall mean any of the following:

(i) Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of twenty (20) consecutive days or more;
(ii) Executive’s failure to follow the good faith lawful instructions of the Board of Directors of the Bank with respect to its operations, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(iii) Executive’s willful failure to substantially perform Executive’s duties to the Bank, other than a failure resulting from Executive’s incapacity because of physical or mental illness, as provided in subsection (d) of this Section 4, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;
(iv) Executive’s intentional violation of the provisions of this Agreement, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(v) dishonesty or gross negligence of Executive in the performance of her duties;

(vi) Executive’s (1) removal or prohibition from being an institutional-affiliated party by a final order of an appropriate banking agency or (2) communication from an appropriate banking agency having jurisdiction over the Bank (a) instructing the Bank to terminate Executive’s employment, (b) objecting to or disapproving Executive’s employment by the Bank, or (c) indicating that Executive is no longer an acceptable selection to serve in the capacity of the Executive Vice President/Chief Credit & Operations Officer of the Bank;

(vii) intentional or willful misconduct by Executive as determined by an affirmative vote of seventy-five percent (75%) of the disinterested members of the Board of Directors of the Bank which brings public discredit to the Corporation or the Bank and which results or may be reasonably expected to result in material financial or other harm to the Corporation or the Bank;
(viii) Executive’s breach of fiduciary duty involving personal profit;
(ix) unlawful harassment by Executive against employees, customers, business associates, contractors or vendors of the Corporation or the Bank which results or may be reasonably expected to result in material liability to the Corporation or the Bank, as determined by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Bank, following an investigation of the claims by a third party unrelated to the Corporation or the Bank chosen by the Executive, the Corporation and the Bank. If the Executive, the Corporation and the Bank do not agree on said third party, then as chosen by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Corporation;
(x) the willful violation by Executive of the provisions of Sections 9, 10, 11 or 27 hereof, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;
(xi) the willful violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority;

(xii) theft or abuse by Executive of the Corporation’s or the Bank’s property or the property of the Corporation’s or the Bank’s customers, employees, contractors, vendors or business associates;
(xiii) any act of fraud, misappropriation or personal dishonesty;
(xiv) insubordination as determined by an affirmative vote of seventy-five percent (75%) of the Board of Directors of the Bank, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice; or,
(xv) the existence of any material conflict between the interests of the Corporation or the Bank and Executive that is not disclosed in writing by

Executive to the Corporation and the Bank and approved in writing by the Boards of Directors of the Corporation and the Bank.
Before taking any vote under subparagraphs (vii), (ix) or (xiv) above, all which require notice, Executive shall be entitled to appear before the Board and present Executive’s position as to any issues about which Executive has been notified by the Board in writing. Such appearance shall be within a reasonable period of time following written notice to Executive of the issues, but in no event longer than thirty (30) days after the date of said written notice.
If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 22 hereof with respect to arbitration.
(c)    Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s voluntary termination of employment (other than in accordance with Section 6 of this Agreement) for Good Reason. The term “Good Reason” shall mean, unless agreed to in writing by Executive, (i) the assignment of duties and responsibilities inconsistent with Executive’s status as the Executive Vice President/Chief Credit & Operations Officer of the Bank, (ii) a reassignment which requires Executive to move her principal residence or her office more than fifty (50) miles from the Bank’s principal executive office immediately prior to this Agreement, (iii) any removal of Executive from office or any adverse change in the terms, conditions, responsibilities, duties, reporting, compensation or benefits of Executive’s employment, except for any termination of Executive’s employment for Cause, (iv) any reduction in Executive’s Annual Base Salary as in effect on the date hereof or as the same may be increased from time to time, or (v) any failure of the Bank to provide Executive with benefits at least as favorable as those enjoyed by Executive during the Employment Period under any of the pension, life insurance, medical, health and accident, disability or other employee plans of the Bank, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all employees, and then only to the same extent.

Executive shall, within ninety (90) days of the occurrence of any of the foregoing events, provide notice to the Bank of the existence of the condition and provide the Bank thirty (30) days in which to cure such condition. In the event that the Bank does not cure the condition within thirty (30) days of such notice, Executive may resign from employment for Good Reason by delivering written notice (“Notice of Termination”) to the Bank.

If such termination occurs for Good Reason, then the Bank shall pay Executive an amount equal to and no greater than 2.99 times Executive’s Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in thirty-six (36) equal monthly installments and shall be subject to federal, state and local tax withholdings. In addition, for a period of two (2) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to her termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premiums or costs paid by her to obtain substantially similar employee benefits which she enjoyed prior to termination, subject to Code Section 409A if applicable.
(d)    Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s Disability and Executive’s rights under this Agreement shall cease as of the date of such termination; provided, however, that Executive shall nevertheless be entitled to receive an amount equal to and no greater than seventy-five percent (75%) of Executive’s Agreed Compensation as defined in subsection (g) of this Section 4, less amounts payable under any disability plan of the Bank, until the earliest of (i) Executive’s return to employment, (ii) her attainment of age sixty-five (65), (iii) her death, or (iv) the end of the then existing Employment Period. In addition, Executive shall receive for such period a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to her disability, or, if Bank cannot legally provide such benefits because Executive is no longer an employee, Bank shall reimburse Executive in an amount equal to the monthly premiums or costs paid by her to obtain substantially similar employee benefits which she enjoyed prior to termination, subject to Code Section 409A if applicable. For purposes of this Agreement, the Executive shall have a Disability if Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. The Executive shall have no duty to mitigate any payment provided for in this Section 4(d) by seeking other employment. In addition, Disability shall also have the meaning provided in Code Section 409A and the regulations promulgated thereunder.

(e)    In the event that Executive terminates her employment without Good Reason or as a result of a Disability as defined in Section 4(d), or as a result of the Executive’s retirement all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 22 hereof with respect to arbitration.

(f)    Executive agrees that in the event her employment under this Agreement is terminated, Executive shall resign as a director of the Corporation or the Bank, or any affiliate or subsidiary thereof, if she is then serving as a director of any of such entities.

(g)    The term “Agreed Compensation” shall mean the sum of (i) Executive’s highest Annual Base Salary under the Agreement and (ii) the average of Executive’s annual bonuses with respect to the three (3) calendar years immediately preceding Executive’s termination.

5.    Employment Period Compensation.
(a)    Annual Base Salary. For services performed by Executive under this Agreement, the Bank shall pay Executive an Annual Base Salary during the Employment Period at the rate of $________ per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Bank. The Bank may increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 5(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of the Bank or any committee of such Board in the resolutions authorizing such increases.
(b)    Bonus. For services performed by Executive under this Agreement, Bank may, from time to time, pay a bonus or bonuses to Executive as the Bank or an affiliate thereof, in its sole discretion, deems it appropriate. The payment or non-payment of any such bonuses shall not reduce or otherwise affect any other obligation of the Bank to Executive provided for in this Agreement. Executive shall be eligible to participate in the Bank’s Variable Compensation Plan, subject to its terms and conditions as may exist from time to time. Payment of a bonus, pursuant to a Plan or otherwise, shall not constitute a change to Annual Base Salary or provide a contractual right to future payments of bonus under this Agreement. All Plans shall be subject to terms of such Plan except as provided by Code Section 409A.
(c)    Paid Time-Off. During the term of this Agreement, Executive shall be entitled to paid time-off in accordance with the manner and amount provided under the paid time-off plan currently in effect. Executive shall be able to accumulate unused paid time-off from one (1) year to the next not to exceed forty-five (45) days in total. However, Executive shall not be entitled to receive any additional compensation from the Bank for failure to take a vacation, except to the extent authorized by the Boards of Directors of the Corporation and the Bank.

(d)    Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to the terms of said plan, until such time that the Board of Directors of the Bank authorize a change in such benefits. The Bank shall not make any changes in such plans or benefits which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of the Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 5(a) hereof.

(e)    Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by her, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of the Bank for its executive officers.

6.    Termination of Employment Following Change in Control.
(a)    If a Change in Control (as defined in Section 6(b) of this Agreement) shall occur and (1) Executive is involuntarily terminated without Cause within two (2) years of a Change in Control or (2) if Executive terminates employment for Good Reason as defined in Section 4(c) within one year of the Change in Control or (3) Executive experiences an involuntary Separation of Service, within two (2) years of a Change of Control, then the provisions of Section 7 of this Agreement shall apply.

(b)    As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following, provided the event constitutes a change in control within the meaning of Code Section 409A and the rules, regulations and guidance promulgated thereunder:

(i) any “person” (as such term is defined in Code Section 409A and any Revenue Guidance or Treasury Regulations issued thereunder), other than the Corporation or the Bank or any “person” who on the date hereof is a director or officer of the Corporation or the Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation or the Bank representing thirty (30%) percent or more of the total voting power of the Corporation’s or the Bank’s then outstanding securities;
(ii) any “person” or more than one “person” acting as a group acquires ownership of stock of the Corporation or the Bank that together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation or the Bank; or,

(iii) during any period of one (1) year during the term of Executive’s employment under this Agreement, individuals who at the beginning of such one (1) year period constitute the Board of Directors of the Corporation or the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period.

A Change in Control shall also mean the change in ownership or effective control of the Corporation, or a change in the ownership of a substantial portion of the assets of the Corporation, as defined by Code Section 409A and the regulations and guidance thereunder, including, but not limited to, Treasury Regulation §1.409A-3(i)(5).

7.    Rights in Event of Termination Following a Change in Control. In the event that Executive terminates employment for Good Reason as defined in Section 4(c) within one year of a Change in Control or Executive is involuntarily terminated without Cause within two (2) years after a Change in Control (as defined in Section 6(b) of this Agreement), and such termination of employment constitutes a Separation of Service, Executive shall be entitled to receive the compensation and benefits set forth below:
The Bank, or successor thereto, shall pay Executive a lump sum amount equal to and no greater than 2.99 times Executive’s Agreed Compensation as defined in subsection (g) of

Section 4, minus applicable taxes and withholdings within thirty (30) days of Executive’s Separation of Service, subject to Compliance with Code Section 409A. In addition, for a period of two (2) years from the date of Separation of Service, or until Executive secures substantially comparable benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive immediately prior to his Separation of Service, or, if the Bank cannot legally provide such benefits because Executive is no longer an employee, or future law or plans do not so permit, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by her to obtain substantially comparable employee benefits which she enjoyed immediately prior to termination, subject to compliance with Code Section 409A if applicable. In addition for a period of two (2) years from the date of Separation of Service, or until Executive secures benefits of substantially comparable coverage through other employment, whichever shall first occur, Executive shall notify Bank upon receipt of benefits from a third party and provide details of such benefits to the Bank.
The Corporation, Bank and Executive hereby recognize that: (i) the non-solicitation restrictions and non-competition restrictions under Section 9 of this Agreement have value, (ii) the value shall be recognized in any calculations the Corporation, Bank and Executive perform with respect to determining the affect, if any, of the parachute payment provisions of Section 280G of the Code (“Section 280G”), by allocating a portion of the payments under Section 7 of this Agreement to the fair value of the non-solicitation and non-competition restrictions under Section 9 of this Agreement (the “Appraised Value”), (iii) the Bank shall obtain an independent appraisal to determine the Appraised Value, (iv) the Appraised Value will be considered reasonable compensation for post change in control services within the meaning of Q&A-40 of the regulations under Section 280G, and (v) any aggregate parachute payments, as defined in Section 280G, will be reduced by the Appraised Value.

In addition, in the event that the payments described herein, even after giving effect and application to the immediately above paragraph, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with her termination of employment would result in the imposition of an excise tax under Section 4999 of the Code or under Section 280G of the Code, the Bank, or successor thereto, will pay to Executive an additional cash payment (“Limited Gross Up Payment”) in an amount such that the after tax proceeds of such Limited Gross Up Payment (including any income tax or excise tax on such Limited Gross Up Payment) will be equal to the amount of the excise tax that is a product, result, or an effect of inclusion of any amounts included or from any and all Salary Continuation Agreements by and between Executive and the Bank.

Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 7 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of Separation of Service, termination of employment or otherwise.

8.    Rights in Event of Termination of Employment Absent Change in Control. In the event that Executive’s employment is involuntarily terminated by the Bank without Cause and no Change in Control shall have occurred at the date of such termination, the Bank shall pay Executive an amount equal to and no greater than 2.99 times Executive’s

Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in thirty-six (36) equal monthly installments and shall be subject to federal, state and local tax withholdings. In addition, for a period of two (2) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to her termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by her to obtain substantially similar employee benefits which she enjoyed prior to termination, subject to Code Section 409A if applicable.
9.    Covenant Not to Compete.
(a)    Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 9(c) hereof, Executive shall not, except as otherwise permitted in writing by the Bank:

(i) be engaged, directly or indirectly, either for her own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank or financial holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in any county in which, a branch, office or other facility of the Corporation or the Bank is located or in any county contiguous to such county at the end of the Employment Period (the “Non-Competition Area”);

(ii) provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking (including bank or financial holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in the Non-Competition Area;

(iii) directly or indirectly solicit persons or entities who were customers or referral sources of the Corporation, the Bank or their subsidiaries within six (6) months of Executive’s termination of employment, to become a customer or referral source of a person or entity other than the Corporation, the Bank or their subsidiaries; or,

(iv) directly or indirectly solicit employees of the Corporation, the Bank or their subsidiaries who were employed within two (2) years of Executive’s termination of employment to work for anyone other than the Corporation, the Bank or their subsidiaries.

(b)    It is expressly understood and agreed that, although Executive and the Corporation and the Bank consider the restrictions contained in Section 9(a) hereof reasonable for the purpose of preserving for the Corporation and the Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 9(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 9(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)    The provisions of this Section 9 shall be applicable, commencing on the date of this Agreement and ending on one of the following dates as applicable:

(i) if Executive voluntarily terminates her employment in accordance with the provisions of Section 4(e) of this Agreement (relating to termination without Good Reason), the second anniversary date of the effective date of termination of employment;

(ii) if Executive’s employment terminates in accordance with the provisions of Section 4(b) of this Agreement (relating to termination for Cause), the first anniversary date of the effective date of termination of employment;

(iii) if Executive voluntarily terminates her employment in accordance with the provisions of Section 4(c) of this Agreement (relating to termination by Executive for Good Reason), the second anniversary date of the effective date of termination of employment;
(iv) if Executive’s employment is involuntarily terminated in accordance with the provisions of Section 6 of this Agreement (relating to involuntary termination without Cause following a Change in Control), the second anniversary date of the effective date of termination of employment; or,
(v) if Executive’s employment is involuntarily terminated in accordance with the provisions of Section 8 of this Agreement (relating to involuntary termination without Cause absent a Change in Control), the second anniversary date of the effective date of termination of employment.

10.    Unauthorized Disclosure. During the term of her employment hereunder, or at any later time, Executive shall not, without the written consent of the Board of Directors of the Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of the Corporation or the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of her duties as an executive of the Bank, any material confidential information obtained by her while in the employ of the Bank with respect to any of the Corporation’s and the Bank’s services, products, improvements, formulas, strategic, business, capital, operational, or human resource plans, designs or styles, processes, customers, methods of business, or any business practices the disclosure of which could be or will be damaging to the Corporation or the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation and the Bank or any information that must be disclosed as required by law.

11.    Work Made for Hire. Any work performed by Executive under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the U.S. Copyright Act of 1976 and shall be owned by and for the express benefit of the Bank and its affiliates and subsidiaries. In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to the Bank, and its affiliates and subsidiaries, all of her rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

12.    Return of Company Property and Documents. Executive agrees that, at the time of termination of her employment, regardless of the reason for termination, she will deliver to the Bank and its affiliates and subsidiaries, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, laptops, electronic tablets, smart devices, all other electronic devices, records, strategic, business, or operational plans, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by Executive during the course of her employment.

13.    Liability Insurance. The Bank shall obtain liability insurance coverage for Executive under an insurance policy with similar terms as that which is currently covering officers and directors of the Bank against lawsuits, arbitrations or other legal or regulatory proceedings. Except for gross recklessness, willful misconduct, or commission of a criminal act, the Bank shall indemnify Executive to the fullest extent permitted by Pennsylvania law and the Bank’s bylaws, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding, brought against her by reason of the fact that she is or was an officer, executive or agent of the Bank or is or was serving at the request of the Bank or the Corporation as a director, officer, executive or agent of another person or entity. The indemnification contemplated herein shall only be provided to Executive if there is no insurance coverage for the payment of expenses incurred by Executive, in connection with any threatened, pending or completed legal or regulatory action, suit or proceeding, provided under any insurance policy in the name of or for the benefit of the Bank or Executive as the insured.
14.    Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.
15.    Survival. The provisions, rights and obligations of Paragraphs 9, 10, 11, 12, 13, 27, 28, 29, and 30 shall survive the expiration or termination of this Agreement.

16.    Section 409A.

(a)    If when Executive’s employment terminates, the Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, Executive will not be entitled to the payments until the earliest of: (a) the date that is at least six (6) months after Executive’s separation from service, as defined in Code Section 409A, for reasons other than Executive’s death, (b) the date of Executive’s death, or (c) any earlier date that does not result in additional tax or interest to Executive under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

(b)    Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

(c)    The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.
(d)    Notwithstanding the foregoing, no payment shall be made pursuant to this Agreement unless such termination of employment is a “separation of service” as defined in Code Section 409A.

(e)    409A Safe Harbor. Notwithstanding anything in this Agreement to the contrary, in no event shall the Corporation or Bank be obligated to commence payment or distribution to the Executive of any amount that constitutes nonqualified deferred compensation within the meaning of Code Section 409A (“Section 409A”) earlier than the earliest permissible date under Section 409A that such amount could be paid without additional taxes or interest being imposed under Section 409A. The Bank and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Section 409A. Without limiting the generality of the foregoing, in the event Executive is to receive a payment of compensation hereunder that is or account of a Separation from Service, such payment is subject to the provisions of Section 409A, and Executive is a key employee of the Corporation or Bank, then payment shall not be made before the date that is six months after the date of Separation from Service (or, if earlier than the end of the six month period, the date of the Executive’s death). Amounts otherwise payable during such six month payment shall be accumulated and paid in a lump sum on the first day of the seventh month. For purposes hereof, Executive is a key employee of the Corporation or Bank if, on his date of separation from service, the Corporation is publicly traded and he met the definition key employee found in Code Section 416(i)(1)(A)(i), (ii) or (iii) (disregarding Section 416(i)(5)) as of the last day of the calendar year preceding the date of separation.

17.    Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive office of the Bank, in the case of notices to the Bank.

18.    Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
19.    Assignment. This Agreement shall not be assignable by any party, except by the Corporation or Bank to any successor in interest to its respective business.
20.    Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of Executive by the Bank and/or the Corporation and this Agreement contains all the covenants and agreements between the parties with respect to employment. This Agreement specifically releases all parties of any rights and obligations under the 2016 Employment Agreement and said 2016 Employment Agreement and all amendments thereto, are hereafter null and void.

21.    Successors; Binding Agreement.

(a)    The Corporation or the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the businesses and/or assets of the Corporation and the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. Failure by the Corporation and the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 7 of this Agreement shall apply. As used in this Agreement, “Corporation” and “Bank” shall mean the Corporation and the Bank, as defined previously and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)    This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, after a Change in Control, or following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

22.    Arbitration. The Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for any enforcement sought with respect to Sections 6, 7, 9, 10, 11, 12, 13, 16, 27, 28, 29, or 30 which may be litigated in court, including an action for injunction or other relief) are to be submitted for resolution, in Gettysburg, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). The Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Bank and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 6, 7, 9, 10, 11, 12, 13, 16, 27, 28, 29, or 30 of this Agreement, including an action for injunction or other relief.
23.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

24.     Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles. In addition, in the event that the Corporation’s or the Bank’s regulators determine that this Agreement is not a safe and sound practice or in the event that 12 C.F.R. Part 359 applies, then the Bank shall only be required to make such payments as are permitted by the applicable regulatory agency.

25.     Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

26.    Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce this Agreement, the parties hereby consent to the jurisdiction of the Court of Common Pleas of Adams County located in Gettysburg, Pennsylvania. Accordingly, with respect to any such court action, Executive (a) submits to the personal jurisdiction of such court; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or service of process.

27.    Clawback. Executive acknowledges that Executive is subject to any clawback policy that may be adopted by the Board of Directors of the Corporation and any clawback requirements, regulations or rules of the U.S. Securities and Exchange Commission, or any national securities exchange on which the Corporation has a class of securities listed, or any federal bank, or bank or financial holding company, regulatory authority having jurisdiction thereof. Absent any formal clawback policy, the Executive also agrees that Executive shall be required to forfeit and pay back to the Bank any bonus or other incentive compensation paid to or received by Executive if (a) a court makes a final determination that the Executive directly or indirectly engaged in fraud or willful or intentional misconduct that caused or partially caused the need for a material financial restatement by the Corporation; (b) the independent members of the Board of Directors of the Corporation determine that the Executive has committed a willful or intentional material violation of the Employer Code of Conduct of the Bank; or (c) the Corporation or Bank are required to do so under the regulations, rules, orders, or enforcement actions of the U.S. Securities and Exchange Commission, the Federal Reserve Board or regional bank thereof, the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking and Securities or the national securities exchange on which the Corporation has a class of securities listed.

28.    Non-Disparagement. Upon termination of employment hereunder, Executive agrees that Executive shall not malign, criticize or otherwise disparage the Corporation, Bank, subsidiaries thereof, affiliates or any of their respective officers, employees or directors.

29.     Attorney’s Fees and Related Expenses. After a Change in Control, or after the execution of an agreement to effect a Change in Control, if Executive prevails in connection with enforcing Executive’s right under this Agreement, then the enforcement by Executive of Executive’s rights under this Agreement including all reasonable attorney’s fees and related expenses incurred by Executive shall be paid by the Bank or any successor Corporation, Bank or entity thereto.

30.    Disclosure. Executive agrees to disclose the restrictive covenants contained in Section 9 of this Agreement to any prospective employer prior to employment with the prospective employer both during her employment by the Bank and for a period of two (2) years following termination of employment with the Corporation and Bank.

IN WITNESS WHEREOF, the parties intending to be legally bound hereby have executed this Amended and Restated Employment Agreement as of the date first above written.

ATTEST:                         ACNB BANK

/s/ Emily E. Berwager__________         By /s/ James P. Helt____________________
James P. Helt
President

WITNESS:     EXECUTIVE

/s/ Emily E. Berwager___________            /s/ Laurie A. Laub_____________________
Laurie A. Laub